                                                         Rule 424(b)(3)
                                                             333-112274


           Addendum to Prospectus Supplement Dated February 26, 2004

                                             Dated:     January 1, 2006

                                STATE OF ISRAEL
                   EIGHTH INFRASTRUCTURE AND ABSORPTION ISSUE
                                 $2,100,000,000
                        ZERO COUPON DOLLAR SAVINGS BONDS


The purchase price of each State of Israel Eighth Infrastructure and Absorption Issue Zero Coupon Dollar Savings Bond due to mature ten years from the Issue Date during the Sales Period commencing on January 1, 2006 and terminating on January 31, 2006 is $3,614 representing an effective yield to maturity of 5.20%.

To ensure purchase of a Bond at such interest rate, all supporting documentation must be received in a form acceptable to Israel and the full purchase must be accepted by Israel by January 24, 2006.